Exhibit 10.19

1 LICENSE AGREEMENT This License Agreement (the “License Agreement,” “License” or “Agreement”) is dated as of November1, 2021, and entered into by and between The Wheelership LLC, a New York limited liability company (“Licensor”), and Assisi Animal Health LLC, a Delaware limited liability company, (“Licensee”), and together with the Licensor, the “Parties” or individually, as a (“Party”). Capitalized terms used herein, which are not separately defined, shall have the definition as set forth in the Lease Agreement described below unless otherwise stated. RECITALS WHEREAS, pursuant to that certain Lease Agreement dated as of November 1, 2021, including all addendums, schedules and exhibits thereto (the “Lease Agreement”), The Realty Associates Fund XII Portfolio, L.P., a Delaware limited partnership (“Landlord”), leased to Licensor certain premises consisting of a total of approximately 45,086 square feet of warehouse and office space (the “Warehouse/Offices Premises”) as described in Exhibit A attached hereto (the “Premises”) in a building located at 850 Washington Avenue, Carlstadt, New Jersey, 07072 (the “Building”); and WHEREAS, Licensor has been providing to Licensee warehouse space for receipt and storage of Licensee’s supplies and products to allow Licensor and its subcontractors to pick/pack/ship and provide fulfillment and other services (the “Services”) for Licensee’s products in Licensor’s former warehouse space in Orange, New Jersey, and the Parties have agreed to relocate and continue such Services to and from the Warehouse/Office Premises in the Building, a Permitted Use under the Lease Agreement, as of the Commencement Date of the Lease Agreement (the “Commencement Date”), in addition to having the right and license, as of the Commencement Date, to use space in the Building which will constitute Licensor’s and Licensee’s shared main offices for the administration and operation of their businesses; and WHEREAS Licensor desires to grant to Licensee and its officers, managers, employees, agents and invitees (collectively, its “Representatives”) license to enter and use the Premises on the terms and conditions set forth below: and WHEREAS Licensor desires to grant to Licensee (i) a right and license to Licensee to use and occupy certain portions of the Warehouse/Offices Premises as set forth in the plan of the Warehouse/Office Premises in Exhibit A (the “Warehouse Floor Plan”) for the receipt and storage of Licensee’s supplies and products to allow Licensor and its subcontractor to provide the Services and (ii) a right and license to use and exclusively occupy a portion of the Warehouse/Office Premises not specifically designated for use by Licensor and its employees as shown on the floor plan attached hereto as Exhibit A and the right to use the common areas (e.g., hallways, stairways, restrooms, kitchen, breakroom, copier and facsimile room, tech room, conference rooms, bullpen space (including the equipment and supplies located therein) and other commons areas of the Premises shown on the Exhibit,

2 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Grant of License. Subject to the provisions, covenants and agreements herein contained, the Licensor here by grants to Licensee and its Representatives (i) a right and license as necessary and appropriate to enter and use the Premises on the terms and conditions set forth below (ii) a right and license to Licensee to use and occupy the space in the Warehouse/Offices Premises as set forth in Fee Schedule I and the Warehouse Floor Plan, both attached hereto and incorporated herein by reference, for the receipt and storage of Licensee’s supplies and products to allow Licensor to provide the Services and (ii) a right and license to the Licensee to use and exclusively occupy a portion of the Warehouse/Office Premises not designated for exclusive use by Licensor and its employees as shown on the same Plan and the right to use the common areas (e.g., hallways, stairways, restrooms, kitchen, breakroom, copier and facsimile room, tech room, conference rooms (including the equipment and supplies located therein) and other commons areas of the Office Premises shown on the Plan. Licensee has inspected and is familiar with the Premises and accept the same in their “as is” condition as of the Commencement Date, subject to completion of any Landlord work executed per the Lease Agreement. Licensor shall not be required to perform any work or furnish any material for the purpose of Licensee’s occupancy of the Office Premises. The indicated Warehouse/Offices Premises as set forth in the Warehouse Floor are collectively referred to herein as the “Licensed Premises”. 2. Term. The term of the License shall be for a period commencing on the Commencement Date of the Lease Agreement and ending one (1) day prior to the end of the term of Licensor’s term of the Landlord under the Lease Agreement or such earlier date the upon which the Lease Agreement term shall terminate (the “Term”); provided, however, from and after the third (3rd) anniversary date of the Commencement Date either Licensor or Licensee may terminate this License Agreement upon 120 days written notice to the other Party for any reason. Further, in the event Landlord determines to terminate the Lease Agreement under the terms of the Lease Agreement because of a default by the Licensor of its obligations under the Lease Agreement or because of casualty or condemnation of all of part of the Premises, this License Agreement shall terminate upon such notice of termination from the Landlord to Tenant and Licensee shall vacate the Premises in the manner and in the time as provided in the Lease Agreement. Licensor shall give Licensee reasonable prior notice of any such termination. 3. Termination. In addition to any and all other rights or remedies provided in this Agreement or which Licensor may have at law, in equity, or otherwise, in the event that Licensee fails to comply with any obligations imposed upon Licensee hereunder or pursuant to the Lease Agreement, Licensor shall have the right, after ten (10) days written notice to Licensee of any such non-compliance and Licensee’s failure to remedy same within such period (or if such non-compliance cannot be remedied within such ten (10) day period, Licensee’s failure to commence a cure within such period and diligently thereafter pursue such cure to completion), to terminate this Agreement on the date specified by Licensor in such notice, and Licensee shall vacate the Licensed Premises as required after having a reasonable period of time, not exceeding ninety (90) days, to remove itself and its property from the Licensed Premises.

3 4. Payment Schedules. Attached hereto are Schedules I through III (the “Payment Schedules”) pursuant to which Licensee will pay to or reimburse Licensor for costs and expenses incurred by Licensor for (I) the use and occupancy by Licensee of a portion of the Warehouse/Office Premises, (II) a share of the security deposit required by Landlord based on the letter of credit required to be delivered under the Lease Agreement by Licensor to the Landlord and (III) payment by Licensee to Licensor for the Services to be provided by Licensor to Licensee. A. Annual Payment Adjustment. Any payment due Licensor by Licensee not covered by an increase by the Landlord in the Lease Agreement, which will pass through proportionately as allocated by Fee Schedules I, II and III to Licensee, may be increased by the Licensor on each anniversary date of this Agreement by 3.0 % or the CPI rounded down to the nearest whole number, whichever is lower, in the amount that the Licensor determines is reasonable after notice and consultation with the Licensee. B. Insufficient Payment. If the reimbursement is paid by Licensee in the form of a check and that check is returned for insufficient payment, for any reason, Licensee shall be responsible for any and all costs incurred by Licensor as a result of the returned check. C. Nonpayment of Reimbursement. Any reimbursement due Licensor from Licensee is due no later than the first day of each month or within one (1) day of the payment date of any payment by Licensor to Landlord is due which requires Licensee’s payment of a portion thereof as reimbursement. If Licensee fails to make such payment within ten (10) days when due, Licensee shall be in default and this License may terminate as described in Section 3 of this License Agreement. D. Holdover. If Licensee shall continue to use, or store personal property in, the Premises at the termination of this Agreement or expiration of the Term without a written agreement, such use shall be deemed a month-to-month use under the same terms and conditions of this Agreement except that the monthly reimbursement shall be in the amount of 150% of the monthly reimbursement (or such other amount as Licensor and Licensee may mutually agree) in effect at the expiration of this Agreement prorated to the date Licensee removes its personal property from the Building and completes restoration and repair of all damage, if any, resulting from the removal of such property. Nothing contained herein shall grant Licensee the right to holdover after the Term of this Agreement (as it may be extended) has expired. 5. No Representations; Nature of Licensed Premises. Licensee acknowledges and agrees that the Licensee and its Representatives s are being provided with access to, and use of, the Licensed Premises as of the Commencement Date, and Licensee shall accept the Licensed Premises in its then “as is” condition as of the Commencement Date of this License Agreement, except as otherwise provided herein, and Licensee’s occupation or use of any portion of the Licensed Premises shall be conclusive evidence that the Licensed Premises were in good order and satisfactory condition when Licensee was granted access. Licensor has not made, nor does Licensor make any representations or warranties with respect to the Premises or the Building or the Licensed Premises and Licensee agrees that Licensor does not have any obligation to perform any work or otherwise prepare the Licensed Premises for Licensee’s use. Except as set forth in this

4 license agreement, the parties do not make any warranties, express or implied, with respect to the license agreement, including the warranties of merchantability or fitness for a particular purpose. 6. Alterations. Licensee shall not make or cause to be made any alterations, installations, improvements, additions or other physical changes in or about the Licensed Premises without obtaining the prior written consent of Licensor and the Landlord, if required, with respect thereto. 7. Repairs. Licensor is obligated to maintain and take good care of the Premises, including the Licensed Premises, including the fixtures and appurtenances therein pursuant to the terms and conditions of the Lease. Licensee shall take good care of the Licensed Premise in using the Licensed Premise and shall not damage any furniture, fixtures or equipment of any person in the Licensed Premises. All damage or injury to the Licensed Premises or to any other part of the Premises of the Building, or to its fixtures, equipment or appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from misuse or negligent conduct or omission of Licensee or its Representatives, shall be repaired, at Licensee’s sole cost and expense, by Licensee to Licensor’s and Landlord’s reasonable satisfaction. Licensee also shall repair all damage to the Licensed Premises caused by the installation, moving or removing of its property. 8. Use. A. Licensee may only use and access the Licensed Premises for the Permitted Use as defined in the Lease Agreement and for no other purpose. Subject to the terms of this License Agreement and the Lease Agreement and as long as Licensee is not in breach of any terms of this Lease Agreement, Licensee shall have peaceful and quite enjoyment of the Licensed Premises, including access to the Building, the Premises and Licensed Premises at all times (24 hour per day, 7 day per week basis), subject to force majeure. Licensee shall not commit waste, overload the floors or structure of the Premises or the Building, subject the Licensed Premises, the Premises or the Building to any use which could damage the same or raise or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Licensed Premises, the Premises or the Building, take any action which would constitute a nuisance or would disturb, obstruct or endanger any others in the Building, take any action which would abrogate any warranties, or use or allow the Licensed Premises to be used for any unlawful purpose. B. This License Agreement is subject to and Licensee accepts this License Agreement subject to all the terms, covenants, provisions, conditions and agreements contained in the Lease Agreement. This License Agreement shall also be subject to, and Licensee accepts this License Agreement also subject to, any amendments and supplements to the Lease Agreement made between the Landlord and the Licensor, provided the same do not limit the rights or expand the obligations of Licensee hereunder in any material respect. Licensee will not do or cause to be done or suffer or permit its Representatives to do or take any act or thing to be done which would or might cause the Landlord or the rights of Licensor as Tenant thereunder to cause the Lease Agreement to be cancelled, terminated or forfeited to or make the Licensor liable for damages, claims or penalties.

5 9. Requirements of Law. Licensee, at its sole cost and expense, shall comply with all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all governmental authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Premises, the Licensed Premises or the Building and as set forth in the Lease Agreement (collectively, “Laws”) . 10. Landlord’s Services. Pursuant to the terms of the Lease Agreement, Landlord is required to supply to Licensor and the Premises in the Building water, gas and electricity, which Licensee shall hereby have the right to use until the expiration or sooner termination of this License Agreement; provided however, that the charges for the use of electricity, gas and water shall be paid to Licensor by Licensee as set forth in Fee Schedules I and III. Licensee shall have the right to use such parking spaces of the Building allocated to Licensor in the Lease Agreement as mutually agreed by Licensor and Licensee. Licensee shall pay to Licensor, at the charges established by Licensor from time to time, for any extra services furnished by Licensor or Landlord in excess of the standard services set forth in Schedules I and II or during hours other than ordinary business hours and for any and all supplementary services provided by Licensor, Landlord or their respective agents to Licensee, which charges shall be payable by Licensee upon demand by Licensor. Licensee shall not install or use in the Licensed Premises any equipment which would generate heat so as to adversely affect the heating, ventilating and air-conditioning system, whether or not such system is presently operable. Licensee further acknowledges and agrees that pursuant to the Lease Agreement, Landlord reserves the right to stop service of the plumbing, heating or cleaning services, when necessary by reason of accident or emergency or for inspection, repairs, alterations, decorations, additions or improvements, which in the judgment of Landlord are desirable or necessary to be made, until the same shall have been completed, and shall further have no responsibility or liability for failure to supply any of such services in such instance, nor shall Licensor have any responsibility or liability for any such action taken by Landlord . Except as expressly set forth in this Section 10, Licensor shall have no obligation to supply any services to the Licensed Premises. Licensee acknowledges and agrees that Licensor shall have no obligation to provide telephone or internet service, although Licensee shall pay for such service if so provided by Licensor, to the extent utilized by Licensee or any of its Representatives as provided in Fee Schedules I and III. 11. Insurance. Licensee shall obtain and shall keep in full force and effect a policy of comprehensive public liability (including coverage for bodily injury, property damage, and personal injury (employee and contractual liability exclusions deleted), contractual liability, owner’s protective liability and broad form property damage) with (i) Licensee named as the insured thereunder and (ii) Licensor, 850 Washington and any mortgagee (of which Licensor shall give Licensee notice) named as additional insured thereunder. Such insurance shall include coverage for Licensee’s indemnification obligations hereunder. The minimum limits of liability under such policy shall be a combined single limit of not less than Two Million Dollars ($2,000,000) with respect to each occurrence. Such policies of insurance shall be issued by an insurance company licensed to do business in New Jersey. If any such insurance policy provides for a deductible, the deductible shall not exceed $1,000. Licensee shall deliver certificates of said insurance to Licensor prior to Licensee’s occupying the Licensed Premises, said certificates to provide that thirty (30) days’ prior notice shall be given to Licensor in the event of cancellation or

6 non-renewal. All insurance maintained by Licensee shall be primary to any insurance provided by Licensor. The limits of such insurance shall not, under any circumstances, limit the liability of Licensee hereunder. Licensee, on its behalf and on behalf of its insurer, hereby waives all rights of subrogation with respect to Licensor. 12. Non-Exclusive Use. The License granted hereunder is expressly non-exclusive and neither the payment of any amounts hereunder by Licensee nor any other provision of this Agreement shall impair in any way Licensor’s rights or ability to negotiate with any person with respect to the use by such person of the Premises, except to the extent of the rights specifically granted to Licensee hereunder. 13. Assignment. Licensee and Licensor shall not assign or sublicense its rights or delegate its duties under this Agreement (whether by operation of law, transfer of interest in or otherwise) without the written consent of the other Party, which shall not be unreasonably withheld. The Agreement shall bind and inure to the benefit of the successors and permitted Assignees of the respective parties. Any assignment or transfer not in accordance with this Agreement shall be void. In order that the parties may fully exercise their rights and perform their obligations arising under the Agreement, any provisions of the Agreement that are required to ensure such exercise or performance (including any obligation accrued as of the termination date) shall survive the termination of the Agreement. 14. Default of Lease Agreement by Licensor. Notwithstanding any other agreement or understanding between the Parties or this License Agreement, Licensee agrees that if Licensor’s rights under the Lease Agreement are terminated as a result of Licensor’s default thereunder, this Agreement shall terminate immediately. Licensor would no longer be obligated to honor or in any way perform any of the obligations of Licensor as defined in this License Agreement or the Lease Agreement, as the case may be. Further, Licensee shall have no recourse against Licensor or the Landlord as a result of such termination. 15. Waiver of Jury Trial. Licensee and Licensor hereby waive trial by jury in any action, proceeding or counterclaim brought by either of Licensee or Licensor against the other on any matters whatsoever arising out of, or in any way connected with, this Agreement. If Licensor commences any summary proceeding against Licensee, Licensee shall not interpose any counterclaim of whatever nature or description in any such proceeding. Moreover, Licensee shall not seek to consolidate such proceeding with any other action which may have been or may be brought in any other court by Licensee. 16. Access. Licensee acknowledges and agrees that Licensor and their respective agents shall have the right, from time to time throughout the Term, to enter any portion of the Licensed Premises to examine the same, to show the same to prospective purchasers, mortgagees, licensees or lessees of the Building or any space therein, and to make such repairs, alterations, improvements or additions as Landlord or Licensor, as the case may be, may deem necessary or desirable to the Licensed Premises (or any other portion of the Building), including, but not limited to, pipes, conduits and structural modifications, or, with respect to Licensor, to make repairs or perform any work which Licensee is obligated to make or perform under this Agreement or the

7 Lease Agreement, at Licensee’s sole cost and expense, which Licensor is entitled to make or may elect to perform following Licensee’s failure to so repair or perform. None of the foregoing shall give rise to any liability on the part of Landlord or Licensor. Any work performed or inspections or installations made pursuant to this Section 16 shall be made with reasonable diligence and in a manner designed to minimize interference with Licensee’s use of the Licensed Premises; provided, however, that neither Landlord nor Licensor shall be obligated to employ contractors or labor at overtime or other premium pay rates or incur any other overtime costs or expenses whatsoever. 17. Ingress and Egress in Licensee’s Licensed Area. Licensee understands that Licensor and Landlord shall be permitted to pass through the Licensed Premises at any time to travel from one part of the Premises through the Licensed Premises and Licensee understands that with reasonable prior notice, may from time to time need to move, carry and or relocate large pieces of equipment or assembled systems through the Licensed Premises. Licensee is obligated to provide for a navigable path to be used by others through the Licensed Premises and to allow and make any accommodations (including but not limited to moving benches or furniture) that are necessary for large pieces of equipment or assembled systems to be moved through the Licensed Premises. 18. End of Term of the License. Upon the expiration or earlier termination of the Term of the License, Licensee shall vacate the Licensed Premises broom clean, in good order and condition, ordinary wear and tear excepted, and Licensee shall remove all of its property therefrom. Licensee acknowledges that occupation and use of the Licensed Premises must cease upon the expiration or earlier termination of this License. The provisions of this Section shall survive the expiration or earlier termination of the Term of this License Agreement. If Licensee fails to fulfill its obligations under this Section 18, Licensor shall have the right, in their sole discretion and without prejudice to any other remedy they may have under this Agreement or applicable Laws or so much thereof as necessary, to satisfy Licensee’s obligations under this Section at Licensee’s sole cost and expense. 19. Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to any party (i) upon delivery to the address of such party specified below if delivered in person or by courier, or if sent by certified or registered mail (return receipt requested), postage prepaid, (ii) upon dispatch if transmitted by telecopy or other means of facsimile, in any case to the parties at the following address(es) or telecopy number(s), as the case may be: If to Licensor: The WheelerShip LLC 850 Washington Avenue Carlstadt, New Jersey 07072 Attention: Giuseppe Cannova, Owner Telephone No: 877-788-8283 x 101 E-mail: Joe@wheelership.com

8 If to Licensee: Assisi Animal Heath LLC PO Box 101 Glen Head, New York 11545 Attention: Francis Russo, Chief Executive Officer Telephone No: 516-676-9700 E-Mail: francis.russo@assisianimalhealth.com or to such address (es) as any party may designate by written notice in the aforesaid manner. 21. Attorneys’ Fees. In the event of a dispute hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees. If any party brings an action or proceeding involving the Licensed Area whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, Licensor shall be entitled to reasonable attorneys' fees, costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default or resulting breach. 22. Governing Law/Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and may be amended or otherwise modified only by a written instrument duly executed by Licensor and Licensee. 23. Liens. Licensee shall permit no liens to be filed or recorded against the Licensed Premises or the Building by any supplier, laborer, contractor, or merchant with respect to services, labor or material contracted for or obtained by Licensee. Licensee shall hold Licensor and Landlord harmless from and against all expenditures, disbursements or costs incurred by Licensee as a result of, or related to, any such lien or any notice of intent to file such a lien. For purposes of this Section 23, the filing or recording of a notice of intention to file such a lien shall be deemed to be the filing or recording of a lien. 24. Subordination. The provisions of this Agreement shall be subordinate in all respects to the subordination terms and conditions of the Lease Agreement. All rights granted to Licensee under this Agreement shall be limited to those applicable rights granted to Licensor pursuant to the Lease Agreement. 25. Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded by Licensee or any entity claiming under or through Licensee in any public real estate records. In the event that this Agreement is recorded, this Agreement shall be automatically

9 terminated, null and void as of the date and time of such recording, and Licensee’s rights hereunder shall thereupon cease and revert to Licensor. 26. Confidentiality. The terms and condition of this Agreement shall remain confidential and shall not be disclosed to any other person other than the Landlord or it affiliated entities and Representatives except as may be authorized by both the Licensor or the Licensee or required by law. 27. Indemnity. Except as set forth in this Section 27 and to the extent not prohibited by law, Licensor and Licensor, their members, managers, or partners, and their respective officers, affiliates, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors (collectively, the “Licensor Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Licensee or by other persons claiming through Licensee. Licensee shall indemnify, defend, protect and hold harmless Licensor Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to Licensee’s occupancy of the Licensed Premises and occurring in, on or about the Licensed Premises or any acts, omissions or negligence of Licensee or any other person claiming by, through or under Licensee and its respective affiliates, officers, agents, servants, employees, and independent contractors (collectively, the “Licensee Parties”), in, on or about the Premises or the Building, either prior to, during or after the expiration of the Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Licensor or the Licensor Parties. Should any Licensor Party be named as a defendant in any suit brought against Licensee in connection with or arising out of an event covered by the foregoing indemnity, Licensee shall pay to Licensor or such Licensor Party its costs and expenses incurred in such suit, including, without limitation its actual professional fees such as appraisers’, accountants’, and reasonable attorney’s fees. Further, Licensee’s agreement to indemnify Licensor Parties pursuant to this Section 27 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Licensee pursuant to the provisions of this License Agreement, to the extent such policies cover the matters subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this License Agreement. The provisions of this Section 27 shall survive the expiration or sooner termination of this Agreement with respect to any claims or liability occurring prior to such expiration or termination. 28. Hazardous Substances Indemnity; Prohibited Substances. A. Indemnity. Licensee is responsible for any and all hazardous substances or hazardous waste (as defined in the Lease Agreement) that Licensee brings to creates or causes to create in the Building for any purpose and shall at all times comply with the terms and conditions, or the obligations, as applicable, to the Licensor in Section 11 of the Lease Agreement, including compliance with the rules and regulations published and adopted by the New Jersey Department of Environmental Protection (the “NJDEP”). Licensee is solely responsible for the safe and legal transportation, storage, generation, handling, disposal, or other use of any and all hazardous substances or hazardous waste Licensee brings to or creates in the Building. Licensee agrees to transport, store, generate, handle, dispose, or otherwise use any and all hazardous substances

10 brought to the Building or disposal of hazardous waste according to the applicable Laws and follow any and all guidelines set forth by any and all of the governing bodies that oversee hazardous substances. And hazardous waste. LICENSEE AGREES TO INDEMNIFY AND HOLD LICENSOR AND LANDLORD HARMLESS FROM ANY AND ALL COSTS, LIABILITIES, CLAIMS, DAMAGES, EXPENSES (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY FEES) ARISING FROM LICENSEE’S TRANSPORTATION, STORAGE, GENERATION, HANDLING, DISPOSAL, OR OTHER USE OF ANY AND ALL HAZARDOUS SUBSTANCES AND HAZERDOUS WASTE. B. Forbidden Substances and Activities. At no time shall the Licensee bring infectious materials or explosive materials into the Building including the parking lot and vehicles parked in the parking lot. Licensee will not maintain nor conduct live or laboratory animal research of any kind within the Premises. 29. Reservation of Rights to Evict. Licensor expressly reserves any and all right to recover the Licensed Premises, or institute unlawful detainer proceedings, as Licensor deems appropriate in its sole discretion, at any time after the expiration of the Term for Licensee’s occupation of the Licensed Premises, and Licensee shall remain liable for all actual damages provided in this Agreement whether or not Licensor elects to recover the Licensed Premises in any manner permitted at law, in equity, or under this Agreement. 30. Lost Keys. If at any time Licensee loses any key to the Premises or the Building, Licensee shall be responsible for paying any and all costs incurred to change the locks and provide all Building tenants with a new set of keys. Any key not returned after the Term of this Agreement shall be considered lost. 31. Legal Entity; Formation Documents. Prior to the commencement of this Agreement, Licensee shall provide to Licensor a copy of its incorporation documents and any other document(s) evidencing its lawful organization and compliance with the relevant law(s) or code including permits required for the state governing its jurisdiction. 32. Rules and Regulations of the Building. It is the responsibility of the Licensee to acquaint any person that visits or works within the Licensed Premises and common areas of the Premises with the Rules and Regulations of the Building. Licensee will have not contact of any kind with the Landlord, directly or indirectly, the intentions hereof being that any communications or contact relating to this License Agreement shall be made solely by Licensor. 33. Partial Invalidity. If any one or more of the terms, provisions, promises, covenants or conditions of this Agreement shall to any extent be adjudged invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. 34. Execution in Counterparts. This License Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

11 35. Attachments and Exhibits. All attachments, schedules and exhibits to this License Agreement are hereby made a part hereof as if fully set forth herein. 36. Counterparts. This License Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. 37, Nonliability. Licensor and Licensee agree that their respective members, managers, directors, officers, employees, shareholders nor any other of their respective agents shall have any personal obligation hereunder and that Licensor and Licensee shall not seek to assert any claim of enforce any of their right hereunder against such persons of parties. 38. Entire Understanding. This License Agreement and the terms and conditions of the Lease Agreement, which terms and conditions the Licensee has had the opportunity to examine and ask questions concerning those terms and conditions, constitute the entire understanding of the Parties and the License Agreement shall not be changed, altered, modified or discharged, except in writing consented to by the Parties and shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns and shall not be modified except by and express written agreement signed by duly authorized representatives of both Parties. [Remainder of this page intentionally left blank.]

12 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. LICENSOR The WHEELERSHIP LLC a New York Limited Liability Company By: _________________ Name: Giuseppe Cannova Title: Manager and Sole member LICENSEE Assisi Animal Health, LLC: a Delaware Limited Liability Company By: _________________ Name: Francis J. Russo Title: Chief Executive Officer

13 EXHIBIT A LICENSED WAREHOUSE/OFFICES PREMISES PLAN (See attached diagram)

14 FEE SCHEDULE I WAREHOUSE/OFFICES PREMISES FEE SCHEDULE I General Provisions Pursuant to the Warehouse/Offices Floor Plan attached to this License Agreement, as provided in Section 1 of this Agreement, the Licensor has licensed the Warehouse/Offices Premises “Accessible Space” consisting of: (i) space reserved for Licensee’s exclusive occupancy and use (the “Licensee’s Dedicated Space”) sufficient to allow for the conducting of Services as set forth in the Master Services Agreement and the Statement of Work, plus (ii) the “Shared Space,” this is the pro rata share of any portions of the premises and common facilities that will be occupied or otherwise used by both the Licensor and the License. Determination of the Area of Licensee’s Accessible Space The area in square feet of the Licensee’s Dedicated Space and of the Licensee’s Shared Space, the sum of the areas thereof being the area of the Accessible Space, that sum being the area in square feet to be used in determining the Space License Fee and the Operating Expense to be paid by the Licensee for the Accessible Space. The area of the Accessible Space is determined to be: (i) The area of the Licensee’s Dedicated Space is estimated to be 3,500 square feet, such area subject to remeasurement as of the Commencement Date based on the actual as-built floor plan of the premises shown in Exhibit A and the area assigned to the Licensee for its exclusive use. (ii) The area of the Licensee’s Shared Space is estimated to be 4,300 square feet, such area subject to remeasurement as of the Commencement Date based on the actual as-built floor plan of the premises shown in Exhibit A and the area assigned to the Licensee mutually agreed to be the Licensee’s pro rata use of the portions of the premises and common facilities that will be occupied or otherwise used by both the Licensor and the License. The remeasurement and redetermination of the area of the Accessible Space shall be recalculated upon move-in to the premises on or shortly after the Commencement Date, and License Fees shall be recalculated periodically, as necessary. License Fee The parties have agreed that Licensee shall pay to the Licensor a License Fee for the Accessible Space consistent with the Licensor’s obligations to the Landlord as pursuant to the terms and

15 conditions of the Lease Agreement between the Licensor and the Landlord: (i) Basic Rent; (ii) Additional Rent, including Licensor’s share of Operating Expenses and Taxes; (iii) any and all utility charges for utilities provided to the Warehouse/Offices Premises and (iv) any other costs and expenses incurred by Landlord which are passed through to Licensor pursuant to the terms and conditions of the Lease Agreement except that which may been passed through to Licensor arising solely because of Licensor’s negligent or intentional action or inaction in which Licensee has not participated. If any such cost or expense arises solely from the action or inaction of the Licensee in using the and occupying the Licensee’s Dedicated Space, such expense or cost shall be the sole responsibility of Licensee. Licensor shall invoice Licensee for the Accessible Space License Fee one month in advance and Licensee will remit payment on Net 15 terms. (For example, Licensor will invoice Licensee on June 1 for July License Fee, payment of which is due June 15.) With respect to Additional Rent, Operating Expenses and Taxes, collectively “Operating Expenses”, the Licensor shall provide to Licensee copies of all invoices for payment by Licensee to Landlord of such cost and expenses for review by Licensee and Licensee shall pay to Licensor Licensee’s Usable Space Percentage to Licensor within three (3) days of receipt of such invoice. If Licensee has any questions about any such invoice or charges set forth therein, Licensee shall only discuss such questions with the Licensor and shall have no contact with the Landlord, all such contact to resolve any such questions to be solely made by Licensor at any time. Payment of Licensee’s Space License Fee shall be timely made as set forth above not withstanding questions which have not been resolved within the time set forth above. If subsequent resolution of such issues is in favor of Licensee in whole or in part, such amount will be credited against future payment due from Licensee to Licensor or as may be credited by Landlord to Licensor in future invoices from Landlord. Accessible Space License Fee Accessible Space: As of the commencement date, Accessible Space has been calculated to be 7,800 sf, subject to revision upon occupancy and from time-to-time thereafter based on changes in conditions. [The rest of this page deliberately left blank.]

Space License Fee (Base Rent):

Accessible Space License Period in Full Calendar Months*	Annual Base Space License Fee per RSF	Monthly Base Space License Fee	Annual Base Space License Fee
1 – 12	$12.65	$8,222.50	$98,670.00
13 - 24	$13.03	$8,469.50	$101,634.00
25 -36	$13.42	$8,723.00	$104,676.00
37 -48	$13.82	$8,983.00	$107,796.00
49 - 61	$14.24	$9,256.00	$111,072.00

* Lease payments to begin when possession to the Premises is tendered to The Wheelership LLC by the Landlord.

Operating Expense:

Operating expenses subject to payment by the Licensee under this Agreement for the expenses and disbursements of every kind (subject to the limitations set forth in below) which Licensor incurs, pays, or becomes obligated to pay in connection with its occupancy of the premises subject to this License Agreement, include:

(a) management fees,

(b) supplies and materials used in the operation, maintenance, repair, replacement, and security of the premises;

(c) annual cost of all Capital Improvements (as defined below), which can reasonably be expected to reduce the normal operating costs of the premises, as well as all Capital Improvements made in order to comply with any law or regulations;

(d) cost of all utilities paid by Landlord;

(e) cost of any insurance or insurance related expense applicable to the premises;

(f) cost of repairs, replacements and general maintenance of the premises other than costs necessary to assure the structural soundness of the roof, foundation and exterior walls of the premises;

(g) cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the premises;

(h) the cost of all accounting fees and consulting fees attributable to the

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17 operation, ownership, management, maintenance or repair of the premises; (i) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant or other agreement relating to the sharing of costs among property owners for items serving any common areas; (j) reserves created by Landlord for future Operating Expenses or the future replacement of capital improvements; and (k) the cost of all business licenses, permits or similar fees relating to the operation, ownership, repair or maintenance of the premises. While it is acknowledged that Operating Expenses will vary on a monthly basis based on actual costs incurred, as of the date of this License and the estimated area of 7,800 square feet of the Accessible Space, the estimated Licensee’s Operating Expense amount is a $1,929.59 per month, such amount subject to revision from time to time as a passthrough of Operating Expanses charged to Licensor by the Landlord and as adjusted to reflect any revisions to the area of the Accessible Space.

18 FEE SCHEDULE II SHARE FORMULA FOR SHARING COST OF LETTER OF CREDIT Licensor and Licensee recognize and agree that the Basic Lease Provisions of the Lease Agreement provide that Licensor is required to deliver a letter of credit to the Landlord as security for Licensor’s performance of its obligations under the Lease Agreement upon execution of the Lease Agreement. Licensor and Licensee have agreed that Licensee and Licensor shall share the cost of obtaining and carrying such Letter of Credit in such proportion as they shall determine from time to time during the Term. It is understood that the sole party providing such Letter of Credit shall be the Licensor and Licensee shall reimburse the Licensor on demand an amount that is Licensee’s then established share of such expense as mutually determined from time to time. Failure by Licensee to make such payment shall be deemed an event of default by Licensee of the terms and conditions of the License Agreement.

19 FEE SCHEDULE III SERVICES PROVIDED BY LICENSOR FOR LICENSEE Licensee understands and acknowledges that pursuant to the Lease Agreement, Licensor is responsible for the costs of maintaining and servicing the Building and surrounding property, including but not limited to utilities, HVAC maintenance, fire and security systems, internet and telecommunications services, landscaping, trash removal, snow removal, cleaning services, etc. (“Building Services”). Further, Licensee understands and acknowledges that they may benefit from economies of scale by Licensor acquiring office supplies, kitchen supplies, food and beverage stock, etc. (“Supplies”) on behalf of Licensee. With respect to Building Services, Licensee agrees to pay their proportional share of those expenses based on their Licensee’s Usable Space Percentage, invoiced on a monthly basis and paid within fifteen (15) days of receipt of invoice. With respect to Supplies, Licensee agrees to pay a flat monthly fee to be determined based on the needs mutually agreed upon with Licensor, invoiced on a monthly basis and paid withing fifteen (15) days of receipt of invoice. Upon approval by the Licensor, Licensee has the right to provide their own services (such as internet, telephone, cleaning, etc.) at their sole expense. Licensee has the right to acquire their own Supplies at their sole expenses for their sole use.

1 FEE SCHEDULE I WAREHOUSE/OFFICES PREMISES REV. DECEMBER 12, 2022 FEE SCHEDULE I General Provisions Pursuant to the Warehouse/Offices Floor Plan attached to this License Agreement, as provided in Section 1 of this Agreement, the Licensor has licensed the Warehouse/Offices Premises “Accessible Space” consisting of: (i) space reserved for Licensee’s exclusive occupancy and use (the “Licensee’s Dedicated Space”) sufficient to allow for the conducting of Services as set forth in the Master Services Agreement and the Statement of Work, plus (ii) the “Shared Space,” this is the pro rata share of any portions of the premises and common facilities that will be occupied or otherwise used by both the Licensor and the License. Determination of the Area of Licensee’s Accessible Space The area in square feet of the Licensee’s Dedicated Space and of the Licensee’s Shared Space, the sum of the areas thereof being the area of the Accessible Space, that sum being the area in square feet to be used in determining the Space License Fee and the Operating Expense to be paid by the Licensee for the Accessible Space. The area of the Accessible Space is determined to be: (i) The area of the Licensee’s Dedicated Space is estimated to be 3,275 square feet (ii) The area of the Licensee’s Shared Space is estimated to be 1,910 square feet The remeasurement and redetermination of the area of the Accessible Space shall be recalculated and License Fees shall be recalculated periodically, as necessary. License Fee The parties have agreed that Licensee shall pay to the Licensor a License Fee for the Accessible Space consistent with the Licensor’s obligations to the Landlord as pursuant to the terms and conditions of the Lease Agreement between the Licensor and the Landlord: (i) Basic Rent; (ii) Additional Rent, including Licensor’s share of Operating Expenses and Taxes; (iii) any and all utility charges for utilities provided to the Warehouse/Offices Premises and (iv) any other costs and expenses incurred by Landlord which are passed through to Licensor pursuant to the terms and conditions of the Lease Agreement except that which may been passed through to Licensor arising solely because of Licensor’s negligent or intentional action or inaction in which Licensee has not participated. If any such cost or expense arises solely from the action or inaction of the

2 Licensee in using the and occupying the Licensee’s Dedicated Space, such expense or cost shall be the sole responsibility of Licensee. Licensor shall make best efforts to invoice Licensee for the Accessible Space License Fee one month in advance and Licensee will remit payment on Net 15 terms. (For example, Licensor will invoice Licensee on June 1 for July License Fee, payment of which is due June 15.) With respect to Additional Rent, Operating Expenses and Taxes, collectively “Operating Expenses”, the Licensor shall provide to Licensee copies of all invoices for payment by Licensee to Landlord of such cost and expenses for review by Licensee and Licensee shall pay to Licensor Licensee’s Usable Space Percentage to Licensor within three (3) days of receipt of such invoice. If Licensee has any questions about any such invoice or charges set forth therein, Licensee shall only discuss such questions with the Licensor and shall have no contact with the Landlord, all such contact to resolve any such questions to be solely made by Licensor at any time. Payment of Licensee’s Space License Fee shall be timely made as set forth above not withstanding questions which have not been resolved within the time set forth above. If subsequent resolution of such issues is in favor of Licensee in whole or in part, such amount will be credited against future payment due from Licensee to Licensor or as may be credited by Landlord to Licensor in future invoices from Landlord. Accessible Space License Fee Accessible Space: As of the date of this revision, as above, Accessible Space has been calculated to be 5,185 sf, which represents 11.5% of the total square footage, subject to revision upon occupancy and from time-to-time thereafter based on changes in conditions. [The rest of this page deliberately left blank.]

Space License Fee (Base Rent):

Accessible Space License Period in Full Calendar Months*	Annual Base Space License Fee per RSF	Monthly Base Space License Fee	Annual Base Space License Fee
1 – 12	$12.65	$5,465.85	$65,590.20
13 - 24	$13.03	$5,630.05	$67,560.55
25 -36	$13.42	$5,798.56	$69,582.70
37 -48	$13.82	$5,971.39	$71,656.70
49 - 61	$14.24	$6,152.87	$73,834.40

* Lease payments to begin when possession to the Premises is tendered to The Wheelership LLC by the Landlord.

Operating Expense:

Operating expenses subject to payment by the Licensee under this Agreement for the expenses and disbursements of every kind (subject to the limitations set forth in below) which Licensor incurs, pays, or becomes obligated to pay in connection with its occupancy of the premises subject to this License Agreement, include:

(a) management fees,

(b) supplies and materials used in the operation, maintenance, repair, replacement, and security of the premises;

(c) annual cost of all Capital Improvements (as defined below), which can reasonably be expected to reduce the normal operating costs of the premises, as well as all Capital Improvements made in order to comply with any law or regulations;

(d) cost of all utilities paid by Landlord;

(e) cost of any insurance or insurance related expense applicable to the premises;

(f) cost of repairs, replacements and general maintenance of the premises other than costs necessary to assure the structural soundness of the roof, foundation and exterior walls of the premises;

(g) cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the premises;

(h) the cost of all accounting fees and consulting fees attributable to the

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4 operation, ownership, management, maintenance or repair of the premises; (i) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant or other agreement relating to the sharing of costs among property owners for items serving any common areas; (j) reserves created by Landlord for future Operating Expenses or the future replacement of capital improvements; and (k) the cost of all business licenses, permits or similar fees relating to the operation, ownership, repair or maintenance of the premises. While it is acknowledged that Operating Expenses will vary on a monthly basis based on actual costs incurred, as of the date of this License revision and the estimated area of 5,185 square feet of the Accessible Space, the estimated Licensee’s Operating Expense amount is a $1,706.95 per month, such amount subject to revision from time to time as a passthrough of Operating Expanses charged to Licensor by the Landlord and as adjusted to reflect any revisions to the area of the Accessible Space.

New York | New Jersey | Ohio | Illinois www.wheelership.com July 11, 2022 Cambron Henderson Director of Operations Assisi Animal Health cambron.henderson@assisianimalhealth.com VIA EMAIL ONLY Hi Cambron, As requested, and pursuant to the provisions of the Space License Agreement dated November 1, 2021, between The WheelerShip LLC and Assisi Animal Health LLC, please find the aggregate space measurements for both dedicated and shared space at 850 Washington Avenue, now that the build-out is complete and all the Assisi-owned inventory has been put into location. This is based on actual measurements and pallet locations, revised to reflect both Calmer Canine and all the Loop product lines. • Dedicated warehouse: 2,712 ft • Dedicated office: 560 ft • Shared office: 1,908 ft • Total: 5,180 ft (representing 11.5%, slightly down from the 13% pre-construction estimates) Please don’t hesitate to let me know if you have any questions about this! Thanks so much, Kate Cannova Chief Business Officer WheelerShip kate@wheelership.com cc: Eyal Koblenz, Assisi Animal Health Joe Cannova, WheelerShip Kate Cannova, Kate Cannova Productions Shannon Savaglio, Kate Cannova Productions